COMPUTER HORIZONS REPORTS JANUARY 1998 RESULTS



MOUNTAIN LAKES, NEW JERSEY, February 24, 1998 -- COMPUTER
HORIZONS CORP. (NASDAQ:CHRZ) today reported results for the month ending January 30, 1998.

January revenues advanced by 50% in 1998 to $33,109,000 from $22,146,000 in the month of January, 1997. Net income increased to $2,605,000 in January, 1998 from $843,000 in 1997. Earnings per share (diluted) increased to $.09 in January, 1998 in comparison to $.03 in January, 1997.

Results for the first quarter of 1998 are currently scheduled to be reported in the last week of April, 1998.


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Computer Horizons Corp. and Subsidiaries
Consolidated Condensed Statements of Income (unaudited)

     (In thousands, except per share data)
                                             ONE MONTH ENDED
                              JAN 30, 1998        JAN 30, 1997
Revenues                         $33,109            $22,146
Direct Costs                      22,030             15,774
Gross Profit                      11,079              6,372
   %                                  33.5%              28.8%
Selling, General & Admin           6,622              4,997
   %                                  20.0%              22.6%
Merger Related Expenses              100                --
Income from Operations             4,357              1,375
   %                                  13.2%               6.2%
Net Interest Income                  405                 18
Equity in JV Net Earnings (Loss)     (25)                85
Income Before Income Taxes         $4,737            $1,478
Income Taxes                        2,132               635
Net Income                          2,605               843
Earnings Per Share:
  Basic                              $.09              $.03
  Diluted                            $.09              $.03
Weighted Average Number
of Shares Outstanding:
  Basic                            27,808,000         24,690,000
  Diluted                          29,262,000         26,135,000

COMPUTER HORIZONS CORP. (Nasdaq:CHRZ) founded in 1969, is a diversified information technology services company with 3,700 employees. Through its international network of 45 offices, it provides clients with resource augmentation, advanced technology solutions to business problems through applications development, client/server migration, network management, emerging technologies, and legacy systems maintenance, including its industry-leading solution to the millennium date-change problem, CHC's Signature 2000TM. For more information, visit the Computer Horizons website at www.chccorp.com.

                             ********

This press release includes certain "forward-looking statements" for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 that involves risks and uncertainties that could cause actual results to differ materially. Such statements are based upon, among other things, assumptions made by, and information currently available to management, including management's own knowledge and assessment of the Company's industry and competition.